Exhibit 99.1

ABM REPORTS FISCAL THIRD QUARTER 2025 RESULTS AND COMMENTS ON FISCAL 2025 OUTLOOK

•
Revenue up 6.2% to $2.2 billion, including organic growth of 5.0%
•
Net income of $41.8 million and earnings per diluted share of $0.67, versus $4.7 million and $0.07 in the prior year, respectively
•
Adjusted net income of $51.7 million and adjusted earnings per diluted share of $0.82, versus $53.6 million, or $0.84 in the prior year, respectively
•
Adjusted EBITDA up 5% to $125.8 million
•
Operating cash flow up 120.1% to $175.0 million and free cash flow up 134.3% to $150.2 million
•
Board approves a $150 million increase in share repurchase authorization

NEW YORK, NY - September 5, 2025 - ABM (NYSE: ABM), a leading provider of facility, engineering and infrastructure solutions, today announced financial results for its fiscal third quarter ended July 31, 2025.

“ABM’s third quarter performance was highlighted by mid-single-digit organic revenue growth and strong free cash flow,” said Scott Salmirs, President & Chief Executive Officer. “Each of our segments once again delivered organic growth, and we secured over $1.5 billion in new bookings through the first three quarters – a 15% increase year-over-year, positioning us for strong revenue and earnings growth in the year ahead.”

Mr. Salmirs continued, “We continue to see robust pipelines for new business and expansions in Technical Solutions (“ATS”) and Manufacturing & Distribution (“M&D”), as well as in many geographies within Business & Industry (“B&I”). However, some commercial office markets, particularly in select West Coast, Midwest, and Mid-Atlantic metro areas, are recovering more slowly. We are focused on positioning ABM for growth in those B&I markets by utilizing strategic pricing for contract rebids and proactive extensions, combined with managing contract escalation timing to maintain and expand our footprint. We are employing a similar strategy for certain M&D new business opportunities within attractive end-markets like semiconductor and e-commerce. These decisions modestly pressured margin and adjusted EPS, but are expected to yield meaningful benefits over time. We are pleased that the Aviation and Education end-markets remain stable.”

Mr. Salmirs concluded, “We are taking decisive actions to address the near-term margin challenges through labor efficiency actions, cost controls and a restructuring program that is underway. This program is expected to generate significant annual run-rate savings by year-end. Looking ahead, we expect our fourth quarter adjusted EPS and margin results to improve meaningfully over the third quarter driven by the benefits of these actions, as well as strong performance in our ATS segment. For the full fiscal year, we expect adjusted EPS to be toward the low end of our outlook range of

$3.65 to $3.80(1). We continue to invest in AI capabilities and client-facing resources and solutions designed to drive higher growth and improved margin over time. Consistent with our confidence in the long-term earnings trajectory and cash-generative qualities of our business, we have also been actively repurchasing shares – totaling over one million shares during July and August.”

Third Quarter Fiscal 2025 Results

Revenue increased 6.2% year over year to $2.2 billion, driven by 5.0% organic growth and a 1.2% contribution from acquisitions. ATS and Aviation led the way, with revenue increasing 19% and 9%, respectively, as ATS continued to benefit from its recent acquisitions and significantly higher microgrid volume, while Aviation’s air travel markets remained healthy. M&D was up 8% on new client wins and expansions. B&I grew 3% supported by geographic diversification and strong retention in the U.S prime office space market. Education delivered growth of 3%.

Net income for the quarter rose to $41.8 million, or $0.67 per diluted share, up from $4.7 million, or $0.07 per diluted share, in the prior year period. The increase was largely driven by the absence of a $36 million contingent consideration adjustment recorded in the prior year and lower corporate costs, primarily reflecting a smaller negative impact from prior year self-insurance adjustments. These items were partially offset by higher interest and tax expense. Net income margin was 1.9% versus 0.2% in the prior year.

Adjusted net income was $51.7 million, or $0.82 per diluted share, compared to $53.6 million, or $0.84 per diluted share, last year. The year-over-year change was attributable to higher interest and tax expense, partially offset by lower corporate costs.

Adjusted EBITDA increased to $125.8 million, with adjusted EBITDA margin flat at 5.9%, compared to $119.8 million and 5.9% in the prior year.

Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash provided by operating activities was $175.0 million, and free cash flow was $150.2 million, up from $79.5 million and $64.1 million, respectively, in the prior year. These results primarily reflect strong progress in the Company’s cash collection efforts amid its ERP conversion. Sequentially, cash flow from operations increased by $142.7 million from the second quarter. A reconciliation of net cash provided by operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Restructuring Program

ABM launched a restructuring program in August to further streamline its operations and improve the efficiency of its support functions. This initiative is intended to enhance overall organizational effectiveness and ensure alignment between the Company’s cost structure and operational footprint,

(1) When the Company provides expectations for adjusted EPS and adjusted EBITDA margin on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

and the Company’s strategic growth objectives. Once fully implemented, this program is expected to deliver approximately $35 million of annualized cost savings. The Company expects these savings to begin in the fourth quarter and ramp to their full run rate by early fiscal 2026. The Company expects to record approximately $10 million in restructuring charges related to these actions in the fourth quarter.

The Company continues to review its overhead and cost structure for efficiency opportunities under this program.

Liquidity, Capital Structure & Share Repurchases

At the end of the third quarter, the Company’s total indebtedness stood at $1.6 billion, including $29.7 million in standby letters of credit, resulting in a total leverage ratio of 2.8X, as defined by the Company's credit facility. Available liquidity was $691.0 million, including $69.3 million in cash and cash equivalents.

During the third quarter, ABM repurchased approximately 0.6 million shares of its common stock for $27.1 million, at an average price of $48.77 per share. Following quarter end, the Company repurchased an additional 0.5 million shares for $23.0 million, at an average price of $46.83 per share. Year-to-date, ABM has repurchased approximately 1.5 million shares for a total of $71.3 million, at an average price of $48.82 per share.

As of the date of this release, ABM has $233 million remaining under its share repurchase program, which includes a $150 million increase in authorization approved by the Board following the third quarter. The increase reflects the Board’s continued confidence in ABM’s strategic direction and the cash generating ability of its business model.

Quarterly Cash Dividend

After the quarter’s close, the Board declared a cash dividend of $0.265 per common share, payable on November 3, 2025, to shareholders of record on October 2, 2025. This marks the Company’s 238th consecutive quarterly cash dividend.

Outlook

The Company expects to be toward the lower end of its fiscal 2025 adjusted EPS range of $3.65 to $3.80 and adjusted EBITDA margin range of 6.3% to 6.5%, principally reflecting higher than anticipated interest expense and the previously mentioned margin dynamics. This outlook does not include any future positive or negative prior year self-insurance adjustments.

The Company cannot provide reconciliations of the differences between the non-GAAP expectations and corresponding GAAP measure for adjusted EPS or adjusted EBITDA margin in 2025 without unreasonable effort, as we believe a GAAP range would be too large and variable to be meaningful due to the uncertainty of the amount and timing of any gains or losses related to, but not limited to, items such as adjustments to contingent consideration, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Friday, September 5, 2025, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through September 19, 2025, and can be accessed by dialing (844) 512-2921 and then entering ID #13754755. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and more efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, technology initiatives, and our restructuring program may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could negatively impact our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning (“ERP”) and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the third quarter and nine months of fiscal years 2025 and 2024. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the third quarter and nine months of fiscal years 2025 and 2024. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 2,224.0	$ 2,094.2	6.2%
Operating expenses	1,949.6	1,831.0	6.5%
Selling, general and administrative expenses	177.5	211.8	(16.2)%
Amortization of intangible assets	13.4	14.0	(4.2)%
Operating profit	83.4	37.4	NM*
Income from unconsolidated affiliates	1.3	1.8	(29.0)%
Interest expense	(25.3)	(21.2)	(19.5)%
Income before income taxes	59.4	18.0	NM*
Income tax provision	(17.6)	(13.3)	(31.8)%
Net income	$ 41.8	$ 4.7	NM*
Net income per common share
Basic	$ 0.67	$ 0.07	NM*
Diluted	$ 0.67	$ 0.07	NM*
Weighted-average common and common equivalent shares outstanding
Basic	62.5	63.1
Diluted	62.8	63.5
Dividends declared per common share	$ 0.265	$ 0.225

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions, except per share amounts)	2025	2024	Increase / (Decrease)
Revenues	$ 6,450.5	$ 6,182.0	4.3%
Operating expenses	5,645.7	5,420.8	4.1%
Selling, general and administrative expenses	521.7	526.3	(0.9)%
Amortization of intangible assets	39.9	42.2	(5.5)%
Operating profit	243.3	192.8	26.2%
Income from unconsolidated affiliates	3.4	4.7	(28.4)%
Interest expense	(72.1)	(63.1)	(14.2)%
Income before income taxes	174.6	134.4	29.9%
Income tax provision	(47.0)	(41.3)	(13.8)%
Net income	$ 127.6	$ 93.1	37.0%
Net income per common share
Basic	$ 2.04	$ 1.47	38.8%
Diluted	$ 2.03	$ 1.46	39.0%
Weighted-average common and common equivalent shares outstanding
Basic	62.6	63.3
Diluted	63.0	63.6
Dividends declared per common share	$ 0.795	$ 0.675

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2025	2024
Net cash provided by operating activities	$ 175.0	$ 79.5
Additions to property, plant and equipment	(24.8)	(15.4)
Purchase of businesses, net of cash acquired	(18.6)	(114.3)
Other	0.1	0.3
Net cash used in investing activities	$ (43.3)	$ (129.4)
Proceeds from issuance of share-based compensation awards, net	1.1	0.8
Repurchases of common stock, including excise taxes	(27.2)	—
Dividends paid	(16.5)	(14.1)
Borrowings from debt	490.5	356.0
Repayment of borrowings from debt	(512.0)	(290.1)
Changes in book cash overdrafts	3.1	23.5
Repayment of finance lease obligations	(1.1)	(1.1)
Cash paid to settle the contingent consideration liability	(59.0)	—
Net cash (used in) provided by financing activities	$ (121.2)	$ 75.0
Effect of exchange rate changes on cash and cash equivalents	—	0.6

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2025	2024
Net cash provided by operating activities	$ 101.0	$ 196.3
Additions to property, plant and equipment	(58.6)	(44.6)
Purchase of businesses, net of cash acquired	(16.7)	(114.3)
Other	0.5	0.9
Net cash used in investing activities	$ (74.8)	$ (157.9)
Taxes withheld from issuance of share-based compensation awards, net	(8.5)	(7.9)
Repurchases of common stock, including excise taxes	(48.5)	(23.8)
Dividends paid	(49.4)	(42.4)
Deferred financing costs paid	(8.0)	—
Borrowings from debt	1,409.3	912.0
Repayment of borrowings from debt	(1,212.0)	(887.4)
Changes in book cash overdrafts	(43.0)	29.5
Repayment of finance lease obligations	(3.3)	(3.1)
Cash paid to settle the contingent consideration liability	(59.0)	—
Net cash used in financing activities	$ (22.5)	$ (23.0)
Effect of exchange rate changes on cash and cash equivalents	1.0	1.4

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	July 31, 2025	October 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$ 69.3	$ 64.6
Trade accounts receivable	1,495.0	1,384.1
Costs incurred in excess of amounts billed	159.1	162.1
Prepaid expenses	155.7	103.2
Other current assets	72.5	74.8
Total current assets	1,951.6	1,788.7
Other investments	27.4	30.8
Property, plant and equipment	170.6	150.7
Right-of-use assets	96.3	101.2
Other intangible assets, net of accumulated amortization	255.6	282.4
Goodwill	2,588.6	2,575.9
Other noncurrent assets	180.4	167.5
Total assets	$ 5,270.5	$ 5,097.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 29.3	$ 31.6
Trade accounts payable	357.1	324.3
Accrued compensation	243.3	295.6
Accrued taxes—other than income	41.4	56.2
Deferred Revenue	79.0	63.7
Insurance claims	199.7	197.5
Income taxes payable	4.3	4.8
Current portion of lease liabilities	28.6	26.6
Other accrued liabilities	330.7	348.2
Total current liabilities	1,313.4	1,348.4
Long-term debt, net	1,500.4	1,302.2
Long-term lease liabilities	84.1	92.0
Deferred income tax liability, net	55.7	60.2
Noncurrent insurance claims	426.8	421.8
Other noncurrent liabilities	55.3	86.8
Noncurrent income taxes payable	3.9	3.8
Total liabilities	3,439.6	3,315.2
Total stockholders’ equity	1,830.9	1,781.9
Total liabilities and stockholders’ equity	$ 5,270.5	$ 5,097.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase/ (Decrease)
(in millions)	2025	2024
Revenues
Business & Industry	$ 1,038.7	$ 1,010.6	2.8%
Manufacturing & Distribution	408.9	377.1	8.4%
Aviation	291.8	268.4	8.7%
Education	235.1	228.3	3.0%
Technical Solutions	249.5	209.7	19.0%
Total Revenues	$ 2,224.0	$ 2,094.2	6.2%
Operating profit
Business & Industry	$ 73.8	$ 77.8	(5.2)%
Manufacturing & Distribution	36.4	40.9	(11.1)%
Aviation	19.7	17.8	11.0%
Education	21.1	18.0	17.2%
Technical Solutions	19.4	17.9	8.5%
Corporate(1)	(85.7)	(130.6)	34.4%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.3)	(1.8)	29.0%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(2.6)	NM*
Total operating profit	83.4	37.4	NM*
Income from unconsolidated affiliates	1.3	1.8	(29.0) %
Interest expense	(25.3)	(21.2)	(19.5)%
Income before income taxes	59.4	18.0	NM*
Income tax provision	(17.6)	(13.3)	(31.8)%
Net income	$ 41.8	$ 4.7	NM*

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) The three months ended July 31, 2024, includes a $36.0 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,		Increase/ (Decrease)
(in millions)	2025	2024
Revenues
Business & Industry	$ 3,077.2	$ 3,033.4	1.4%
Manufacturing & Distribution	1,201.2	1,166.6	3.0%
Aviation	822.0	756.1	8.7%
Education	688.2	674.0	2.1%
Technical Solutions	662.0	551.9	20.0%
Total Revenues	$ 6,450.5	$ 6,182.0	4.3%
Operating profit
Business & Industry	$ 236.2	$ 235.0	0.5%
Manufacturing & Distribution	115.6	125.9	(8.1)%
Aviation	48.4	40.6	19.5%
Education	48.9	42.3	15.6%
Technical Solutions	49.4	41.4	19.4%
Corporate(1)	(251.8)	(285.0)	11.6%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(3.4)	(4.7)	28.4%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	(2.6)	96.5%
Total operating profit	243.3	192.8	26.2%
Income from unconsolidated affiliates	3.4	4.7	(28.4)%
Interest expense	(72.1)	(63.1)	(14.2)%
Income before income taxes	174.6	134.4	29.9%
Income tax provision	(47.0)	(41.3)	(13.8)%
Net income	$ 127.6	$ 93.1	37.0%

(1) The nine months ended July 31, 2024, includes a $36.0 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 41.8	$ 4.7	$ 127.6	$ 93.1
Items impacting comparability(a)(b)
Legal costs and other settlements	(2.6)	0.2	2.5	0.2
Acquisition and integration related costs(c)	4.7	3.9	11.4	7.6
Transformation initiative costs(d)	11.1	11.1	30.1	27.8
Change in fair value of contingent consideration(e)	—	36.0	—	36.0
Other(f)	0.7	2.7	2.9	3.5
Total items impacting comparability	13.8	53.9	46.8	75.1
Income tax benefit (g)(h)	(3.9)	(5.0)	(13.3)	(11.3)
Items impacting comparability, net of taxes	9.9	48.9	33.5	63.8
Adjusted net income	$ 51.7	$ 53.6	$ 161.1	$ 156.9

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 41.8	$ 4.7	$ 127.6	$ 93.1
Items impacting comparability	13.8	53.9	46.8	75.1
Income taxes provision	17.6	13.3	47.0	41.3
Interest expense	25.3	21.2	72.1	63.1
Depreciation and amortization	27.4	26.7	78.9	79.5
Adjusted EBITDA	$ 125.8	$ 119.8	$ 372.4	$ 352.1

Net Income margin as a % of revenues	1.9%	0.2%	2.0%	1.5%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Revenues Excluding Management Reimbursement
Revenue	$ 2,224.0	$ 2,094.2	$ 6,450.5	$ 6,182.0
Management Reimbursement	(88.7)	(79.6)	(255.2)	(236.6)
Revenues excluding management reimbursement	$ 2,135.3	$ 2,014.6	$ 6,195.4	$ 5,945.4

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	5.9%	5.9%	6.0%	5.9%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.67	$ 0.07	$ 2.03	$ 1.46
Items impacting comparability, net of taxes	0.16	0.77	0.53	1.00
Adjusted net income per diluted share	$ 0.82	$ 0.84	$ 2.56	$ 2.47
Diluted shares	62.8	63.5	63.0	63.6

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$ 175.0	$ 79.5	$ 101.0	$ 196.3
Additions to property, plant and equipment	(24.8)	(15.4)	(58.6)	(44.6)
Free cash flow	$ 150.2	$ 64.1	$ 42.4	$ 151.8

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures—including adjusted net income, adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin—to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years. This definitional change has been applied to our third quarter 2025 results and retroactively to all presented periods to ensure comparability.

(c) Represents acquisition and integration related costs associated with recent acquisitions.

(d) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(f) Nine months ended July 31, 2025 include a parking tax audit settlement related to prior years. The three and nine months ended July 31, 2024 primarily represents severance costs related to the permanent elimination of the role of Executive Vice President, Chief Strategy & Transformation Officer.

(g) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2025 and FY2024. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(h) The three and nine months ended July 31, 2025 include a $0.1 million charge related to ERC refunds received from IRS. The nine months ended July 31, 2025 and 2024 include a $0.1 million and $0.3 million benefit for uncertain tax positions with expiring statues.